TWO RIVERS WATER COMPANY ANNOUNCES
FIRST QUARTER ENDED MARCH 31, 2011 RESULTS AND CONTINUED PROGRESS IN DEVELOPING ITS WATER AND IRRIGATED FARMING LAND RESOURCES

DENVER, May 11, 2011 -- Two Rivers Water Company ("Two Rivers") (OTC QB:TURV - News), a company focused on acquiring and developing water and irrigated farming resources in Colorado, announced today its results for the first quarter ended March 31, 2011 and discussed its progress in developing water and farming land resources.

The net loss in the March 31, 2011 quarter was $1,448,000 compared to a net loss of $934,000 for the first quarter ended March 31, 2010.  The loss per share in the March 2011 quarter was $(0.07) per share on 20,783,000 basic and dilutive shares compared to a net loss of $(0.09) per share on 10,132,000 basic and dilutive shares in March 2010 quarter.

In commenting on the first quarter results, Mr. John McKowen, CEO, stated, “The results for the first quarter are in line with our expectations as we continue to expand our water and irrigated farmland portfolio and prepare for listing on a national exchange.  Two Rivers grows its water and irrigated farmland portfolio by acquiring accretive assets acquired with capital raised by issuing convertible debt.  The debt is secured by First Deeds of Trust on water rights and irrigated farmland.  Two Rivers expects to expand its irrigated farmland portfolio up to as much as 25,000 acres over the next three to five years.”

Mr. McKowen added, “Food and water are two commodities that are necessities.  Two Rivers has been restoring the reservoir and canal system on the Huerfano and Cucharas Rivers that have the capacity to store 70,000+ acre feet of water.”

Two Rivers is in the business of acquiring and developing water and irrigated farming resources in Colorado.

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing and acquiring land and water resources. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in the press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.
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Two Rivers Water Company – 2000 South Colorado Blvd. Annex Bldg 420 – Denver, CO 80222
For further information about Two Rivers Water Company please visit our web site: www.2riverswater.com